FIRST AMENDMENT
                                     TO THE
                          SHAREHOLDER RIGHTS AGREEMENT

     THIS AMENDMENT is made and entered into as of December 1, 1999 by and between Fiserv, Inc., a Wisconsin corporation (the "Company") and EquiServe Limited Partnership ("EquiServe"), a division of First Chicago Trust Company of New York.

                              W I T N E S S E T H:

     WHEREAS, the Company and Firstar Trust Co., a Wisconsin-chartered trust company, are parties to that Shareholders Rights Agreement dated as of February 23, 1998 (the "Agreement");


     WHEREAS, the Company removed Firstar Trust Co. as Rights Agent, as of November 30, 1999, and appointed EquiServe, as of December 1, 1999, as successor Rights Agent pursuant to Section 4.5 of the Agreement; and

     WHEREAS, the Company desires to amend certain terms, provisions or conditions of the Agreement and Exhibits thereto pursuant to the provisions of
Section 5.9 of the Agreement in order to reflect the removal of Firstar Trust Co. as the Rights Agent and appointment of EquiServe as the Successor Rights Agent.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows.

     1. Appointment of Successor Rights Agent. The Company and EquiServe agree and acknowledge that the Company appointed EquiServe as successor Rights Agent pursuant to Section 4.5 of the Agreement immediately following the removal of Firstar Trust Co. and EquiServe accepted the appointment to be successor Rights Agent and thereby agreed to be bound by the terms of the Agreement and be vested with the rights, powers, obligations, duties and immunities provided by the Agreement and the terms of the Agreement, as amended.

     2. Amendments to the Agreement and Exhibits.

          a. The introduction to the Agreement is hereby deleted in its entirety and replaced with the following:

     "THIS SHAREHOLDERS RIGHTS AGREEMENT (this "Agreement") is dated as of February 23, 1998 between Fiserv, Inc., a Wisconsin corporation (the "Company") and EquiServe Limited Partnership (the "Rights Agent"), a division of First Chicago Trust Company of New York."

          b. Section 5.8 hereby deleted in its entirety and replaced with the following:

     "Notices. Except as otherwise provided herein, notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the registered holder of any Rights, Rights Certificate or stock certificate for shares of Common Stock of the Company to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address shall be filed in writing with the Rights Agent) as follows:

                           Fiserv, Inc.
                           255 Fiserv Drive
                           Brookfield, Wisconsin 53045
                           Attention: Chairman of the Board

Except as otherwise provided herein, notices or demand authorized by this Agreement to be given or made by the Company or by the registered holder of any Rights, Rights Certificate or stock certificate for shares of Common Stock of the Company to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address shall be filed in writing with the Company) as follows:

                           EquiServe Limited Partnership
                           1 North State Street
                           11th Floor
                           Chicago, IL  60602
                           Attention: John Ruocco

Except as otherwise provided herein, notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the registered holder of any Rights, Rights Certificate or stock certificate for shares of Common Stock of the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at its last address appearing on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock of the Company."

          c. The first sentence of the introductory paragraph of Exhibit B to the Agreement is hereby deleted in its entirety and replaced with the following:

         "This certifies that _________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner, subject to the terms, provisions and conditions of the Shareholder Rights Agreement dated as of February 23, 1998 (the "Rights Agreement") between Fiserv, Inc., a Wisconsin corporation (the "Company"), and EquiServe Limited Partnership (the Rights Agent"), a division of First Chicago Trust Company of New York, to purchase from the Company at any time after the Distribution Date and prior to the Close of Business on February 23, 2008, at the principal office of the Rights Agent or its successor as Rights Agent, one one-hundredth of a fully paid and nonassessable share of Series A Junior Participating Preferred Stock, no par value per share (the "Preferred Shares"), of the Company at a purchase price of $250 per one one-hundredth of a Preferred Share (the "Exercise Price"), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and the related Form of Certification of Status duly executed, together with such signature guarantees and other documentation as the Rights Agent may reasonably request."

          d. The counter-signature line of Exhibit B to the Agreement is hereby deleted in its entirety and replaced with the following:

                                    "EQUISERVE LIMITED PARTNERSHIP
                                    (AS RIGHTS AGENT)

                                    By:/s/ John H. Ruocco
                                       --------------------------------
                                            Authorized Signature


                                    ATTEST:/s/ T. Marshall
                                           -----------------------------
                                    Name:
                                    Title:


     4. Representations and Warranties. As required by Section 4.5 of the Agreement, EquiServe represents and warrants to the Company that:

          a. It is a corporation organized and doing business under the laws of the United States of America or the State of Wisconsin (or of any other state so long as such corporation is authorized to do business as a banking institution in the State of Wisconsin);

          b. It is in good standing under the laws of the jurisdiction of its incorporation;

          c. It has an office in the State of Wisconsin;

          d. It is authorized under such laws to exercise corporate trust or stock transfer powers;

          e. It is subject to supervision or examination by federal or state authority; and

          f. It has combined capital and surplus of at least $50,000,000.

     5. Remaining Provisions Effective. Except as amended hereby, the provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed by their officers duly authorized so to do on the dates indicated.

                                 FISERV, INC.

                                 By:/s/ Kenneth R. Jensen
                                    ----------------------------
                                 Its:___________________________


                                 EQUISERVE LIMITED PARTNERSHIP

                                 By:/s/ John H. Ruocco
                                    ----------------------------
                                 Its:___________________________

                                 ATTEST:

                                 By:/s/ T. Marshall
                                    ----------------------------